                                                                    EXHIBIT 99.2

                     Earnings Conference Call July 24, 2003

Tony Schor to introduce the call and read the Forward Looking Statements

TONY SCHOR

THANK YOU OPERATOR, AND THANK YOU EVERYONE FOR PARTICIPATING IN TODAY'S VASCO DATA SECURITY INTERNATIONAL'S 2nd QUARTER EARNINGS CONFERENCE CALL.

MY NAME IS TONY SCHOR, PRESIDENT OF INVESTOR AWARENESS, INC., A FULL-SERVICE INVESTOR RELATIONS AGENCY THAT PROVIDES STRATEGIC INVESTOR RELATIONS COUNSEL FOR VASCO DATA SECURITY.

SHOULD ANYONE LIKE TO REQUEST ADDITIONAL INFORMATION ON VASCO OR BE INCLUDED ON THE VASCO E-MAIL LIST, PLEASE CONTACT INVESTOR AWARENESS AT 847-945-2222.

KEN HUNT, THE CHAIRMAN, FOUNDER & CEO OF VASCO DATA SECURITY INTERNATIONAL WILL FIRST DISCUSS THE COMPANY'S RECENT DEVELOPMENTS. MR HUNT WILL THEN INTRODUCE JAN VALCKE, PRESIDENT & COO, WHO WILL GIVE AN UPDATE ABOUT VASCO'S DAY-TO-DAY OPERATIONS. WE WILL THEN HEAR DIRECTLY FROM CLIFF BOWN, CFO WHO WILL DISCUSS 2nd QUARTER FINANCIAL NUMBERS. AT THE END OF THE PRESENTATION, WE WILL OPEN THE CALL UP TO QUESTIONS AND ANSWERS.

IN THE MEANTIME, I HAVE BEEN ASKED TO READ THE FOLLOWING FORWARD LOOKING
STATEMENTS:

FORWARD LOOKING STATEMENTS

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND

UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

I would now like to introduce Mr. Ken Hunt, Chairman and CEO of VASCO Data Security International, Inc.

GENERAL COMMENTS - KEN HUNT

Good morning everyone. For those listening in from Europe, good afternoon, and Asia, good evening.

I would like to take this opportunity to thank all of you for participating in today's call. Today, we would like to review 2nd quarter 2003, and give you some expectations for 3rd quarter 2003. I am happy to report that the plans and programs we implemented in November and December of 2002 continue to produce the results we originally expected. We are here this morning to inform you that our plans are working, that our execution is yielding positive results, and that our people are enthusiastic and productive.

In our April 24th earnings conference call, we reported net income for the first time since the fourth quarter of 2000, positive cash flow from operations and a $1.3 million increase in our cash balances. We were optimistic about the second quarter with a backlog of $5.5 million scheduled to ship in the second quarter. Today, we will discuss the details of our second consecutive quarter of net income and our strong backlog for 3rd quarter. This is the first time in VASCO Data Security International Inc.'s history that it has reported net income for two consecutive quarters.

We are delighted to inform you that we closed the second quarter with $6.4 million in revenue, and we generated a net income of $721,000. After deducting Preferred Stock Accretion, a non-cash charge, $430,000 was available to common shareholders, or $.01 per share. Revenues for the second quarter and first six months were $6,449,000 and $12,060,000, 55% and 18% higher than the second quarter and first six months of 2002, respectively.

We continued to grow our customer base by selling new accounts both directly through our own sales force, but particularly important through our growing reseller channel. During 2nd quarter we sold an additional 160 new accounts, 18 new banks and 142 new Corporate Network Access customers. Over 100 of these Corporate Network Access new accounts were generated through our distributor and reseller partners. Our reseller Channel generates revenue. That's the way it was supposed to work. That's the way it is working.

Year to date, we have sold 330 new accounts of which 32 were banks and 298 were Corporate Network Access customers. We now have approximately 220 banks as customers, plus approximately 1200 network access accounts including corporations, federal, state and local governments, E-commerce, and other organizations located in over 60 countries around the world.

The reseller channel is a continued focus for our business development staff. The reseller channel is extremely important to VASCO because it broadens and stabilizes our customer base, and allows us to leverage our sales through established, productive sales, and support organizations. These organizations are located in key geographic centers around the world, and are representing well-known software and communications products. VASCO's strong authentication solution has been made compatible with over 100 of these popular software and communications products. VASCO's resellers sell and support Digipass Pack, a combination of VACMAN Radius Middleware, which allows our Digipass units to interface with almost all of the popular software packages in the market today, and a choice of one or more of VASCO's 16 Digipass models.

When your new management team devised its new plans and programs in November of last year, we also identified several other objectives. One was to find a home for our VACMAN Enterprise business, and another was to remove the market overhang associated with Ubizen's ownership of VASCO's Series C Convertible Preferred stock.

On July 9, 2003, we announced that the sale of the VACMAN Enterprise business was closed. As we have discussed before, VACMAN Enterprise, which was a single sign-on software solution, was not going to be a core part of VASCO's business going forward. Unlike our continuing line of VACMAN products that allow our Digipass units to interface with most all systems, the VACMAN Enterprise product line was a custom installation of software that allowed companies to manage the security processes within their enterprise systems environment.

By selling VACMAN Enterprise, we have disposed of a product that could have distracted management from its core business opportunities, established a reasonable basis for maintaining the product line's contribution to earnings and cash flow over the next three years, and positioned VASCO to benefit from the growth in the managed security services business. The sale of VACMAN Enterprise also means that the existing customers of VACMAN Enterprise are reassured on-going support and development of the product.

On July 17, 2003, we announced an agreement to purchase the $15 million Preferred C stock back from Ubizen for $4 million cash and 2 million shares of VASCO Stock. Had the Series C Preferred reached the mandatory conversion date, which was July 2004, the conversion could have resulted in significant dilution to the existing shareholders of VASCO.

In both cases, your management took action to remove a non-core business issue from its focus on profitability. I would like to thank everyone involved from VASCO and the other parties associated with the transactions for their efforts in concluding the agreements.

VASCO'S STRATEGY:

Our strategy is to identify and develop markets whose customers will generate a sustained and recurring revenue stream to VASCO. These are organizations that have large audiences, including employees, customers, partners, suppliers, or other associated parties. As revenue is created from these VASCO customers, the cost of supporting the production of these revenues is expected to decrease as a percentage of the revenues.

One such market is VASCO's strongest vertical market, banking and finance. We typically sign a bank, assist them in a pilot application, then help them roll out their application to thousands or even millions of users over multiple months or years.

A second growth market for VASCO is Corporate Network Access (CNA). Working through a growing reseller network that I mentioned before, VASCO is able to reach hundreds of thousands of end customers. We support and train our resellers' professionals, who, in turn, train others in their respective firms. These resellers sell VASCO's Digipass Pack solutions to long-standing customers and new accounts. They sell to small and medium accounts that VASCO could not feasibly reach directly. They sell first in small pilots then follow up with add-on sales. As VASCO selects, signs, then trains and supports these resellers, our cost for supporting these revenues is also expected to decrease as a percentage of the revenues.

More broadly speaking, our target markets are the applications and the users who currently authenticate themselves with a "static" or fixed password. Industry reports identify over a half a billion users worldwide who rely on fixed passwords. This number will more than double by the end of 2004. VASCO, a market leader in Identity Authentication, had sold and delivered over 8 million Digipass by the end of 4th quarter 2002. We recently announced that a total of 10 million Digipass had been sold and ordered. With only 1200 network access customers, we have just scratched the surface of this enormous market. Additionally, with over 50,000 banks in the world, and our penetration of approximately 220 banks as customers, we have a significant untapped opportunity in the banking and finance market.

INTRODUCE JAN VALCKE:

At this time I would like to introduce Jan Valcke, VASCO's President and Chief Operating Officer. Jan and his team are doing a great job executing our business plan. I know all of you want to hear more from Jan. Jan.

COMMENTS BY JAN:

Thank you, Ken. It is a pleasure being here today and to be able to communicate such positive results. We'll do our utmost best to have many great quarterly conference calls in the future.

The second quarter was on the operational level very important for VASCO. We were able to see during the second quarter that the focus on our core business, strong user authentication, is a success. Our focus works.

Like every other IT company, VASCO also witnesses a slowdown in the economy. Decision chains get longer and longer. Nevertheless, VASCO has proven for the second quarter in a row to be a profitable company, despite the challenging economy. A great accomplishment indeed.

A technology company typically has great people, top professionals working for it. At VASCO, this is certainly the case. It is quite unique that all these people are working together to accomplish one goal: to make and keep VASCO a profitable, flourishing company. That internal solidarity makes the VASCO employees a dream team.

VASCO is currently implementing the second phase of its business plan. We are optimizing the structures and implementing structures to grow. VASCO gradually starts hiring people again, mainly for its R&D department. VASCO is a small, yet profitable company with offices in the world's most important business centers. This will allow VASCO to grow at minimum costs.

On the business level, we see positive evolutions in our two core markets, the financial sector and the corporate network access market.

We see that banks worldwide start building e-banking applications. They trust on VASCO's Digipass products to secure their customer's transactions. During the second quarter, VASCO won 18 new customers in the banking sector.

In the corporate network access market, our Digipass Pack proves to be a huge success. This off the shelf product combines Digipass and VACMAN Radius Middleware in one box and can be implemented into security infrastructures of VASCO's solution partners such as CITRIX, Novell, Check Point etc. During Q2, we won 142 new customers in the corporate network access area. In total, VASCO has signed 160 new customers in the second quarter.

A very important accomplishment is the fact that VASCO has launched 4 new products, Digipass 260 & 560 in Q2, Digipass for Windows 4.0 and VACMAN Server for Radius 6.0.4. The first day of the third quarter, VASCO launched Digipass GO
3. This shows VASCO's commitment to R&D. We are convinced that these products will generate substantial revenue for VASCO.

My conclusion is short and simple. VASCO has done well in Q2. With a confirmed backlog of 5.4 million, Q3 looks good too. But there remains a lot of work to be done. My team and I are determined to bring this work to a good end. Thank you.

Thank you, Jan.  You and your team are doing a great job.

INTRODUCE CLIFF BOWN:

At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:

Thank you Ken.

As many of you may have seen in our press release, revenues were $6.4 million for the quarter and $12.1 million for the six months ended June 30, 2003.

The revenues for the quarter were $2.3 million or 55% higher than the second quarter of 2002 and $838 thousand or 15% higher than the first quarter of 2003. The increases in revenue compared to both periods reflected significant increases from both the Banking and Corporate Network Access markets.

Revenues for the six months ended June 30, 2003 were 18% higher than the prior year. This increase is also attributable to growth in both markets. Revenues for the six months ended June 30, 2003 from the Banking segment increased approximately 15% year over year and revenues from the Corporate Network Access market increased by more than 40% compared to the prior year.

Revenues by target market for both the second quarter and six months ended June 30, 2003 were approximately 73% from banking, 19% from Corporate Access and 8% from VACMAN Enterprise maintenance.

For the second quarter 2002, revenues by market were approximately 64% from Banking, 26% for Corporate Network Access and 9% from maintenance. For the six months ended 2002, revenues by market were approximately 75% from Banking, 16% from Corporate Network Access and 9% from maintenance.

Our geographic distribution of sales for the second quarter was 75% from Europe, 16% U.S. and 9% other countries, primarily, Asia Pacific and Australia. Our geographic distribution of sales for the first six months of 2003 was 79% from Europe, 15% U.S. and 6% other countries, primarily, Asia Pacific and Australia.

The gross margin rate in each of the periods was comparable with the small differences generally due to changes in the mix of product. The gross margin rate for the second quarter of 2003 was 61.2% compared to 60.3% in 2002 and the rate for the six months ended June 30, 2003 was 61.3% compared to 61.9% for the six months ended June 30, 2002.

With the sale of the VACMAN Enterprise business, which generated high margins on its maintenance revenues, gross margins in future quarters are expected to be lower than those reported for the quarter and six months ended June 30, 2003. The margin rate will also continue to move a few percentage points as the mix of business changes in each of the quarters and as the mix within the banking segment is impacted by revenues from our larger banking customers.

Operating expenses for the second quarter of 2003 were $3.1 million, a reduction of $700 thousand or 18% from the second quarter of 2002. Operating expenses for the six months ended June 30, 2003 were $6.2 million, a reduction of $1.5 million or 20% from the same period of 2002. The reductions in both periods were primarily related to sales and marketing expenses with significant reductions in compensation related expenses and marketing expenses, which includes trade shows and publicity. Additional significant expense reductions were realized in travel and fees paid to third party contractors.

As noted in previous conference calls, with approximately 60% of our operating expenses in Euros, the strengthening of the Euro compared to the U.S. dollar adversely affects operating expenses. In both the second quarter and the six months ended June 30, 2003, the average exchange rate for the Euro compared to the U.S. dollar was more than 20% higher in than in the comparable periods of the prior year.

Operating expenses in the second quarter of 2003 included a benefit of $6 thousand from non-cash compensation and included depreciation and amortization expenses of $310 thousand. For the six months ended June 30, 2003, operating expenses included a benefit of $8 thousand from non-cash compensation and $618 thousand for depreciation and amortization expense.

Income tax expense of $264 thousand is included for the quarter and six months ended June 30, 2003, an increase of $124 thousand over both of the same periods in 2002. The tax provision in 2003 reflects the strong performance of the Belgium operating subsidiary and the use of all net operating loss carry forwards of that entity.

Our earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $1.3 million for the second quarter of 2003,an improvement of 2.3 million from the second quarter of 2002. For the six months ended June 30, 2003 our earnings before interest, taxes, depreciation, and amortization was $2.2 million, an improvement of $3.0 million from the comparable period in 2002.

Excluding, non-cash compensation, the make-up of our expenses for the quarter were sales and marketing of $1.4 million, R&D of $0.8 million, and general administrative expenses of $0.9 million. The make-up of our expense for the six months ended June 30, 2003, excluding non-cash compensation, were sales and marketing of $3.0 million, R&D of $1.5 million, and general administrative expenses of $1.7 million.

The current makeup of our workforce is 77 people worldwide with 45 in sales and marketing, 22 in research and development and 10 in general and administrative.

Moving to the balance sheet, our cash position at June 30, 2003 was $3.983 million, a $91,000 increase from Q1 2003. The increase in cash reflected the strong operating cash flow of the company for the second quarter partially offset by increased investments in inventory of approximately $400 thousand and the realization of deferred revenue related to deposits received under the just-in-time delivery program of approximately $600 thousand.

Days Sales Outstanding in receivables continued to show improvement. The DSO in net receivables at the end of the second quarter of 2003 was approximately 60 days compared to 68 days at the end of the first quarter of 2003.

The company continues to maintain its line of credit that is secured by its receivables. There were no borrowings against the line as of June 30, 2003. Based on outstanding receivables at the end of the quarter, the total available credit under the line was 2.0 million Euros.

Working capital, which is defined as current assets less current liabilities, continued to improve in the second quarter of 2003. As of June 30, 2003 the company had net working capital of $954 thousand, an improvement of $885 thousand from the end of the first quarter of 2003. Current liabilities continue to reflect the $3.4 million payable to Dexia Bank on September 30, 2003 under a term loan. Discussions with Dexia regarding repayment and/or restructuring of the loan continue.

Subsequent to the end of the quarter, as Ken noted previously, the company reached an agreement with Ubizen wherein VASCO agreed to repurchase its Series C Preferred Stock from Ubizen for $4 million in cash and the issuance of 2 million shares of VASCO common stock. That transaction will impact the Company's financial position and reporting in a number of ways in the future, including but not limited to the following:

         o Cash used to repurchase the shares will come from the Company's existing cash balances. The amount paid in cash will reduce stockholders equity. We are investigating various alternatives to provide additional long-term financing and expect to successfully replace the cash used for the purchase. We will disclose the outcome of those investigations at the appropriate time.

         o        The preferred stock will be eliminated from the balance sheet.
                  The company will not report any gain or loss on the transaction.

         o The Preferred stock accretion that is currently shown on the face of the income statement and reduces net income available to common shareholders will be eliminated, effective with the date of the transaction. On a full-quarter basis, elimination of the accretion will increase net income available to common shareholders by $291 thousand or approximately $0.01 per common share.

NOW, I WOULD LIKE TO TURN THE MEETING BACK TO KEN

Comments on Third Quarter 2003 - Ken Hunt

We would like to comment now on 3rd quarter 2003. With a successful six months behind us, we continue to remain optimistic about 3rd quarter and full year 2003. Our programs and actions that we described earlier are producing the results that we had expected. We continue to take a no guidance posture at this time. However, as we did in our two previous earnings conference calls on February 13 and April 24, we can report that we currently have firm orders with shipments scheduled for the 3rd quarter of approximately $5.4 million. Any new orders received before quarter's end and shipped during the quarter would be additive to this number. This $5.4 million backlog compares favorably to the $5.5 million backlog entering 2nd quarter. The 3rd quarter backlog of $5.4 million does not include any revenues associated with our VACMAN Enterprise business which we recently announced had been sold.

The question again is at what point can we achieve profitability? The answer continues to be based mainly on two factors; 1) the impact of the Euro's strength against the Dollar; and 2) the mix of revenue and lower margins from large volume customers vs. Corporate Network Access customers with higher margins. Due to the divestiture of VACMAN Enterprise, which was a higher margin business, our break even has increased a bit to between $5.4 and $5.9 million. In closing, we are optimistic about the 3rd quarter and full-year 2003.

Q&A SESSION:

This concludes our presentations today and we will now open the call for questions. Operator


                                  END OF FILING